EXHIBIT 10.4

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into as of February 8, 2013 (the “Effective Date”), by and between Joseph Ingarra (the “Employee”) and GelTech Solutions, Inc. (the “Employer” or the “Company”).

WHEREAS, the Employee is employed as President of the Employer and serves on the Board of Directors (the “Board”) of the Employer;

WHEREAS, the Employee desires to resign as President and as a director of the Employer;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.

The Employee hereby resigns as the President and as a member of the Board of the Employer and the Employer accepts the Employee’s resignation, effective as of the Effective Date.

2.

In consideration for the Employee’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee $150,000, in equal payments of $6,250 (“Payments”).  For the first 10 months, Payments shall be made twice a month, and thereafter shall be payable once a month for four months payable on the fifteenth day of each of the last four months.  All Payments shall be made in accordance with the Employer’s customary payroll practices and shall be subject to withholding for all applicable federal, state, social security and other taxes.  The Employee acknowledges that he would not otherwise be entitled to the Payments but for his promises in this Agreement.  The Payments will be evidenced by a Promissory Note in the form attached as Exhibit A.

3.

As further consideration, the Company has granted the Employee 112,500 fully-vested stock options exercisable at $0.39 per share exercisable within ten (10) years from the Effective Date.  As a condition to this Agreement, the Employee shall sign the Stock Option Agreement attached as Exhibit B.  Any other stock options and stock appreciation rights granted to the Employee terminated as of the Effective Date.

4.

Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer, its past and present affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents.  Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employee and the Employee specifically disclaims liability to or wrongful acts directed at the Employer.

5.

The Employee covenants not to sue, and fully and forever releases and discharges the Employer, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of the Employee that arise after the Employee signs this Agreement or impair or preclude the Employee’s right to take action to enforce the terms of this Agreement.  This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Equal Pay Act and the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. The Employee acknowledges that the Employee has been paid in full all compensation owed to the Employee by the Employer as a result of Employee’s employment, except from compensation due through the Effective Date which shall be paid in the next regular payroll of the Company.   The Employer and its directors, officers, and employees covenant not to sue, and fully and forever release and discharge the Employee, from any and all legally waivable claims from the beginning of time until the date of this Agreement, and from liabilities, damages, demands, and causes of action, attorney’s fees, costs or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer.

6.

The Employee represents that he has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, and covenants that he will not seek to recover on any claim released in this Agreement.

7.

The Employee agrees that he will not encourage or assist any of the Employer’s employees to litigate claims or file administrative charges against the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process.

8.

The Employee acknowledges that he is subject to non-compete and confidentiality provisions under Sections 8 and 9 of that certain Employment Agreement between the Employee and the Employer dated October 1, 2012 (the “Employment Agreement”). Any violation as determined by a court of competent jurisdiction of either of these Sections shall result in the termination of the Payments and Promissory Note and cancellation of the stock options provided for under Sections 2 and 3.  The Employee further acknowledges that all confidential information regarding Employer’s business compiled, created or obtained by, or furnished to, the Employee during the course of or in connection with his employment with the Employer including suppliers, other sources of supply and pricing, is the Employer’s exclusive property.  Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing confidential information and the Employee further agrees that he will not, directly or indirectly, use or disclose such information.  The Employee will also return to the Employer upon  execution of this Agreement any other items in his possession, custody or control that are the property of the Employer, including, but not limited to a laptop computer, iPad and smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

9.

The Employee owns a certain number of shares of the Employer’s restricted common stock and shares issuable upon the exercise of outstanding stock options (collectively, the “Shares”).  The Employee hereby agrees that he will not, until three  months from the date of this Agreement, without the prior written consent of the Employer, which it can withhold for any reason or no reason, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to the Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares or any securities convertible into or exercisable or exchangeable for the Shares, whether any such transaction is to be settled by delivery of the Shares or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or (ii). The foregoing sentence shall not apply to (a) bona fide gifts, provided the recipient thereof agrees in writing to be bound by the terms of this Section 9, or (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Section 9.  Provided, however, three months after the Effective Date of this Agreement, in any given week, the Employee may publicly sell up to 5% of the daily average trading volume of the Employer’s common stock as reported by the principal market for such stock for the prior week. This leak-out provision shall not be cumulative so that if the Employee sells less than 5% in a given week, he may not sell extra Shares in a future week.  The Employee’s stock certificates shall contain a restrictive legend evidencing the existence of this Section 9.

10.

The Employee acknowledges that he has been given at least 21 days to consider this Agreement and that he has seven days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable until after the seven-day revocation period ends without revocation by the Employee.  Revocation can be made by delivery of a written notice of revocation to Michael Hull, Chief Financial Officer at the offices of the Employer, by midnight on or before the seventh calendar day after the Employee signs the Agreement.

11.

The Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement.  The Employee hereby acknowledges that he understands the significance of this Agreement, and represents that the terms of this Agreement are fully understood and voluntarily accepted by him.

12.

The Employee and the Employer agree that neither he nor they, nor any of either’s agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which the Employee believes he or they could have made or asserted against one another, specifically or generally, to any person, corporation, association or governmental agency or other entity except: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (iii) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such order or subpoena shall be faxed to GelTech Solutions, Inc. - attention Michael Hull (561) 427-6182, and in the case of the Employee to Justus Reid (561-659-7700) within 24 hours of the  receipt of such order or subpoena, so that both Employee and Employer  will have the opportunity to assert what rights they have to non-disclosure prior to any response to the order, inquiry or subpoena.

13.

The Employee and Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity.

14.

In the event of any lawsuit against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit.  Provided however, the Employee shall be entitled to receive reimbursement for expenses, including lost wages, incurred in assisting the Employer regarding any lawsuit.

15.

Except as provided herein, all agreements between the Employer and the Employee including but not limited to the Employment Agreement, are null and void and no longer enforceable.

16.

This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee or the Employer pursuant to provisions of the Employment Agreement that by their terms continues after the Employee’s separation from the Employer’s employment.  This Agreement may only be modified by written agreement signed by both parties.

17.

The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

18.

Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration before J. Michael Burman, Esq., West Palm Beach, Florida  (the “Arbitrator”).  The decision and award made by the Arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  The Employer and Employee waive appellate rights in regard to any resolution by Mr. Burman of such dispute or claim.  If the Arbitrator is not available, the parties shall agree in writing to a different arbitrator.

19.

This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of law provisions of the State of Florida or of any other state.

20.

In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

21.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

Signature Page Follows

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

GELTECH SOLUTIONS, INC.

By:	/s/ Michael Cordani
Michael Cordani
Chief Executive Officer

I have carefully read this Agreement and understand that it contains a release of known and unknown claims.  I acknowledge and agree to all of the terms and conditions of this Agreement.  I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

/s/ Joseph Ingarra
Joseph Ingarra